Exhibit 14.1
CODE of ETHICS
for
SENIOR FINANCIAL OFFICERS

GENERAL PURPOSE

To affirm the commitment of Marathon Petroleum Corporation ( “MPC”) and its consolidated subsidiaries (the “MPC Group”) to the principle that the honesty, integrity and sound judgment of its Senior Financial Officers are essential to the proper functioning and success of the MPC Group.

POLICY STATEMENT

To the best of their knowledge and ability, the Senior Financial Officers shall:

a)	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b)
provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“Commission”) and in other public communications made by the Company;

c)	comply with applicable laws, governmental rules and regulations, including insider trading laws;

d)
promote the prompt internal reporting of potential violations or other concerns related to this Code of Ethics to the Chair of the Audit Committee of the MPC Board of Directors and to the appropriate person or persons identified in the Code of Business Conduct, and encourage employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation;

e)
avoid (i) taking personal advantage of opportunities that are discovered through the use of company property, information or position; (ii) using company property, information, or position for personal gain; and (iii) competing with MPC or its affiliates;

f)	respect the confidentiality of information acquired in the course of employment;

g)	endeavor to deal fairly with the company’s customers, suppliers, competitors and employees;

h)	protect the company’s assets and ensure the efficient use of those assets for legitimate business purposes;

i)	maintain the skills necessary and relevant to the company’s needs;

j)
promote, as appropriate, contact by employees with Business Integrity and Compliance or the Chair of the Audit Committee of the MPC Board of Directors for any issues concerning improper accounting or financial reporting of the company without fear of retaliation; and

k)	proactively promote ethical and honest behavior within the MPC Group.

POLICY APPLICATION

This Code of Ethics shall apply to MPC’s Senior Financial Officers. As used in this Code, “Senior Financial Officers” means MPC’s Chairman, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Controller, Vice President, Finance and Treasurer and other persons performing similar functions, and persons designated as Senior Financial Officers by MPC’s Chairman, President and Chief Executive Officer or by the Audit Committee of MPC’s Board of Directors.

All Senior Financial Officers are expected to adhere to both the Code of Business Conduct and this Code of Ethics for Senior Financial Officers. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the company and prosecution under the law. The MPC Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change in or waiver from, and the grounds for such change or waiver of, this Code of Ethics for Senior Financial Officers shall be promptly disclosed through a filing with the Commission on Form 8-K.

POLICY ADMINISTRATION

The administration of this Policy is the responsibility of the MPC Vice President, Corporate Secretary and Chief Compliance Officer.

POLICY REVIEW

This policy shall be reviewed at least once every five years, or more frequently as stipulated by the approver, or when a significant change occurs, including any change in law, that impacts the content or substance of this Policy.

POLICY EXCEPTIONS

Exceptions may be granted by the MPC Board of Directors.

REFERENCES

Policy #2001, Code of Business Conduct
Policy #2004, Whistleblowing as to Accounting Matters
Policy #2008, Reporting of Illegal or Unethical Conduct